1 US-DOCS\147368211.5 SEVERANCE AGREEMENT May 28, 2024 Bradley M. Heine 1069 Silverstrand Drive Naples, FL 34110 Re: Employment Agreement Amendment Dear Brad: This Letter Agreement confirms the understanding reached between you and Alico, Inc., a Florida corporation (the “Company”), regarding the modification of the terms of your employment with the Company to include severance protection in the event of your qualifying termination of employment, as set forth in this letter agreement (this “Letter Agreement”). This Letter Agreement constitutes an amendment to that certain Employment Agreement, dated as of August 16, 2023, by and between you and the Company (the “Employment Agreement”). Capitalized terms used in this Letter Agreement and not defined herein shall have the meaning given to such terms in the Employment Agreement. This Letter Agreement shall be effective as of the date set forth above. 1. Severance Benefits on Termination without Cause; Resignation for Good Reason Following a Change in Control. (a) If, at any time following May 28, 2024, your employment is terminated (x) by the Company other than for Cause, death, or Disability or (y) on or following a Change in Control, by you for Good Reason (as defined below), then, subject to your compliance with the terms of Section 11(a) of the Employment Agreement, your execution of a release substantially in the form attached to your Employment Agreement as Exhibit B thereto (the “Release”) and the Release becoming effective and irrevocable in accordance with its terms by no later than the 55th day immediately following the date that you incur a “separation from service” within the meaning of Section 409A of the Code of 1986 and your continued compliance with the covenants set forth in Section 10 of the Employment Agreement, the Company shall pay to you an amount equal to your Annual Base Salary (the “Severance Amount”). The Severance Amount shall be paid to you in equal installments for the one- year period following your Date of Termination in accordance with the Company’s regular payroll practices, as in effect on the Date of Termination. In addition, during this one-year period, the Company will provide to you the same health care benefit coverage being made available to similarly situated active Company employees (at no cost to you in excess of the employee premium cost applicable to similarly situated active Company employees) Exhibit 10.3

2 US-DOCS\147368211.5 provided that you will be eligible to continue to receive coverage under the Company’s group health plans. (b) “Good Reason” means the occurrence (without your written consent) of any one of the following material adverse changes to your employment relationship with the Company on or following a Change in Control: (a) a reduction in the amount of your Annual Base Salary, (b) a reduction in the amount of your Target Bonus Opportunity, (c) a material diminution in your duties or responsibilities, (d) a requirement by the Company that you relocate to a principal place of work that is more than 50 miles from the current office location from which you worked prior to the Change in Control, (e) your title is diminished from that as Chief Financial Officer, (f) the Company fails to pay or provide to you when due any material amount owed to you under the Employment Agreement or any material employee benefits that are required to be provided to you pursuant to the Employment Agreement, or (g) any successor in interest to all or substantially all the assets or business of the Company (whether pursuant to a sale, merger, exchange, consolidation, or reorganization transaction) fails or refuses, at the closing of the transaction, to assume in writing the Employment Agreement (including this Letter Agreement) and agree to perform all the obligations of the Company under it, unless such assumption occurs by operation of law. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason under the Employment Agreement, provided, however, that you shall not have reason to terminate your employment with the Company for Good Reason unless (i) you shall have provided the Company with written notice of the occurrence of the event constituting Good Reason within 90 days after the occurrence of such event and, if the event is curable, the Company shall have failed to cure such event within 30 days following receipt of such written notice, and (ii) if the event is not cured by the Company within the prescribed cure period, you provide Notice of Termination to the Company within 180 days after the date on which the event giving rise to such Good Reason occurred. You and the Company acknowledge and agree that, to the maximum extent possible, this Letter Agreement and the Employment Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Florida and may be executed in several counterparts. Very truly yours, /s/ John E. Kiernan John E. Kiernan President and Chief Executive Officer Agreed and Accepted: /s/ Bradley M. Heine Bradley M. Heine